Exhibit 10.7(b)

January 20, 2015

Alan Feldman
Resource America, Inc.
1 Crescent Drive, Suite 203
Navy Yard
Pennsylvania, PA 19112

Dear Alan:

Several employment agreements of Resource America, Inc. (“Company”) officers provide for payments upon the executive’s death. In order to control and manage its contingent liabilities and reduce costs, the Company has decided that it is currently in the best interests of the Company to arrange for the purchase of life insurance policies on the officers’ lives, instead of self-funding death benefits. In addition, the Company has determined that it is appropriate to limit the amount of severance pay that is payable under certain employment agreements.

Life Insurance

Pursuant to your employment agreement with the Company dated January 29, 2009 (the “Agreement”), in the event of termination of your employment with the Company by reason of your death, the Company is obligated to pay a death benefit to your estate. As of December 31, 2013, that death benefit was estimated by the Company to be $1,600,000.

In order to implement the death benefit under the Agreement, the Company is arranging the purchase of a $1,000,000 life insurance policy (the “Policy”), which will be owned by you or through a trust for the benefit of your heirs. The Company intends to pay the premiums on the Policy during the term of your employment with the Company. If it does so, then you will be required to waive, on behalf of your estate, heirs and assigns, the death benefit under the Agreement.

Accordingly, by signing this letter, you agree to irrevocably waive, on behalf of yourself and your estate, heirs and assigns, any and all right to receive the death benefit under the Agreement, if, and so long as, the Company pays the premiums on the Policy.  You (or a trust for the benefit of your heirs) will be the owner of the Policy and upon termination of your employment with the Company or if the Company ceases to make payment on the Policy, you (or such trust) will bear all subsequent responsibility for payment of the premiums, if you choose to maintain the Policy.  You confirm that you further understand and agree that the Company will report the amounts paid for premiums it pays on the Policy as income to you on Form W-2.

Limitation on Severance Pay

The Company has also determined that it is appropriate to limit the amount of severance pay that is payable under your Agreement to not more than $1 million. Under the Agreement, you have the right to receive a cash severance payment based on your base compensation (and in certain circumstances, incentive compensation) (“Severance Payment”). In consideration for your continued employment, by signing this letter, you hereby agree that, except as described below, if you become entitled to receive a Severance Payment under your Agreement (whether upon termination by the Company without Cause, termination of employment for Good Reason, or termination for Disability, all as determined under the Agreement), the Severance Payment will be the lesser of (i) the Severance Payment calculated under the Agreement or (ii) $1 million.

This letter is not an amendment to the Agreement, but rather a binding waiver of rights under the Agreement.

RESOURCE AMERICA, INC.

By /s/ Jeffrey F. Brotman
Name: Jeffrey F. Brotman
Title: Executive Vice President

AGREED AND ACCEPTED:

/s/ Alan Feldman
Alan Feldman

Date: 1/20/15